NEWS RELEASE

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Reports Third Quarter 2012 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – November 2, 2012 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today reported financial results for the third quarter ended September 30, 2012. Revenue for the third quarter ended September 30, 2012 was $1.8 million. The operating loss for the third quarter ended September 30, 2012 was $4.0 million. The net loss for the third quarter ended September 30, 2012 was $1.0 million, which included the operating loss of $4.0 million and non-cash income of $3.0 million related to the changes in fair value of the Company’s outstanding and exercised warrants and was classified as other income (expense). As of September 30, 2012, Threshold had $65.8 million in cash, cash equivalents and marketable securities, with no debt outstanding.

Threshold recognized revenue of $1.8 million in the third quarter of 2012, related to a $25 million upfront payment and $32.5 million in milestone payments earned during the first quarter of 2012 as part of the global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany. Subsequent to the third quarter of 2012, Threshold earned an additional $10 million milestone payment. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone is earned or received. To date, the Company has received $45 million in upfront and milestone payments.  The remaining $22.5 million in earned milestone payments will be paid during the fourth quarter of 2012.  Threshold could also receive an additional $42.5 million in potential milestone payments in the near term.

The net loss for the third quarter of 2012 was $1.0 million compared to a net loss of $4.0 million for the third quarter of 2011. Included in the net loss for the third quarter of 2012 was non-cash income of $3.0 million compared to non-cash income of $3.7 million in the third quarter of 2011. The non-cash income is related to the change in fair value of the Company’s outstanding and exercised warrants and was classified as other income (expense). Operating loss for the third quarter of 2012 was $4.0 million compared to $7.8 million for the third quarter of 2011. Research and development expenses were $4.0 million for the third quarter of 2012, compared to $6.5 million for the third quarter of 2011. The $2.5 million decrease in research and development expenses are primarily related to the $4.8 million reimbursement credit obtained as part of Merck’s 70% share of total TH-302 development funding under the Merck collaboration, partially offset by an increase of $2.5 million in clinical development and employee related expenses.

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General and administrative expenses were $1.7 million for the third quarter of 2012 versus $1.3 million for the third quarter of 2011. The $0.4 million increase in general and administrative expenses was due to an increase in employee related expenses. Non-cash stock-based compensation expense included in operating expenses was $0.9 million for the third quarter of 2012 versus $0.3 million for the third quarter of 2011. The increase in stock-based compensation expense is due to the amortization of a greater number of options with a higher fair value.

For the nine months ended September 30, 2012, cash provided by operating activities was $24.9 million. During the quarter ended September 30, 2012, the Company received approximately $1.6 million from the exercise of warrants to purchase approximately 0.9 million shares of common stock. As of September 30, 2012, Threshold had $65.8 million in cash, cash equivalents and marketable securities.

Clinical Development Update

Threshold is evaluating TH-302, its lead hypoxia-targeted drug, in patients with various solid tumors and hematologic malignancies. Threshold has several ongoing clinical trials of TH-302, including the most advanced "406 trial,” a pivotal Phase 3, randomized controlled trial in combination with doxorubicin in patients with metastatic or locally advanced unresectable soft tissue sarcoma. The "404 trial" is a randomized Phase 2 trial investigating two dose levels of TH-302 in combination with gemcitabine versus gemcitabine alone in patients with advanced pancreatic adenocarcinoma. The "407 trial" is a Phase 1 monotherapy trial in patients with advanced leukemias. The “408 trial” is a Phase 1/2 trial exploring TH-302 monotherapy and in combination with bortezomib in patients with multiple myeloma. The “410 trial” is a Phase 1/2 trial in combination with sunitinib in patients with renal cell carcinoma, gastrointestinal stromal tumors or pancreatic neuroendocrine tumors. To date, across all clinical trials, TH-302 has been administered to more than 700 patients with cancer.

Key accomplishments during the quarter were as follows:

•	Updated data including the overall survival results from the “404 trial” evaluating TH-302 in patients with first-line advanced pancreatic cancer were presented at the European Society for Medical Oncology (ESMO) 2012 Congress in Vienna, Austria.
•	First data from an ongoing dose-escalation Phase 1/2 investigator-sponsored clinical trial evaluating the safety and efficacy of TH-302 in combination with bevacizumab in patients with recurrent glioblastoma were also reported at the ESMO 2012 Congress.
•	The U.S. Food and Drug Administration (FDA) reached agreement with the U.S. affiliate of Merck KGaA covering a Special Protocol Assessment (SPA) for a Phase 3 randomized trial of TH-302 in patients with metastatic or locally advanced unresectable pancreatic cancer.

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Key Milestones

Threshold currently anticipates the following key near term clinical milestones for TH-302:

•	Merck to initiate the planned pivotal Phase 3 randomized study in patients with first-line pancreatic cancer.
•	Provide an update in the first half of 2013 on the interim progression free survival futility analysis for the “406 trial”.

About TH-302

TH-302 is a hypoxia-targeted drug designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 700 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. In February 2012, Threshold signed a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold's product candidates, anticipated milestones, clinical trials and anticipated results and announcements, potential therapeutic uses and benefits of TH-302 and financial results, estimates, projections and requirements, including anticipated and potential payments from Merck KGaA. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether Merck elects to initiate additional trials, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on August 6, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

NEWS RELEASE

THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	$1,797	$-	$3,846	$-

Operating expenses
Research and development	4,039	6,481	12,623	17,646
General and administrative	1,741	1,308	5,229	4,290
Total Operating Expenses	5,780	7,789	17,852	21,936

Loss from operations	(3,983)	(7,789)	(14,006)	(21,936)

Interest income (expense), net	25	6	55	21
Other income (expense) (1)	2,967	3,658	(85,572)	1,537
Net loss	$(991)	$(4,125)	$(99,523)	$(20,378)

Net loss per common share
Basic	$(0.02)	$(0.08)	$(1.86)	$(0.45)
Diluted	$(0.06)	$(0.08)	$(1.86)	$(0.45)

Weighted-average shares used in per common
share calculation:
Basic	55,654	49,052	53,516	44,812
Diluted	64,405	49,052	53,516	44,812

(1)	Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

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THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)	(1)
Assets

Cash, cash equivalents and
marketable securities	$65,825	$20,290
Collaboration Receivable	17,457	-
Prepaid expenses and other current assets	1,149	254
Property and equipment, net	728	543
Other assets	1,059	1,349
Total assets	$86,218	$22,436

Liabilities and stockholders' equity

Total current liabilities (2)	$16,189	$8,591
Deferred Revenue	46,467	-
Long-term liabilities (3)	67,646	9,362
Stockholders' equity (net capital deficiency)	(44,084)	4,483
Total liabilities and stockholders' equity	$86,218	$22,436

(1) Derived from audited financial statements

(2) Amount includes current portion of deferred revenue of $7.2M as of September 30, 2012

(3) Includes as of September 30, 2012 and December 31, 2011, $67.4 million and $9.2 million of warrant liability, respectively.